Exhibit 3

This document is a free translation only. Due to the complexities of language translation, translations are not always precise. The original document was prepared in Portuguese, and in case of any divergence, discrepancy or difference between this version and the Portuguese version, the Portuguese version shall prevail. The Portuguese version is the only valid and complete version and shall prevail for any and all purposes. There is no assurance as to the accuracy, reliability or completeness of the translation. Any person reading this translation and relying on it should do so at his or her own risk.

Oi Group

Annex 2.6 – Economic-Financial Report

Rio de Janeiro, June 19, 2020

Building a better working world

Index

1. General Considerations

This Economic-Financial Report ("Report") has the objective to assess the economic and financial feasibility, in the context of the Amendment to the Consolidated Judicial Reorganization Plan ("Plan" or "PRJ") of the companies: OI S.A. – Under Judicial Reorganization ("Oi" or "Company"), a publicly held corporation, registered with the National Register of Legal Entities of the Ministry of Finance (CNPJ/MF) under no. 76.535.764/0001-43, with headquarters and principal place of business at Rua do Lavradio no. 71, Centro, in the City and State of Rio de Janeiro, ZIP: 20230-070; TELEMAR NORTE LESTE S.A. – Under Judicial Reorganization ("TNL", "Telemar" or "TMAR"), a closely-held corporation, registered with the CNPJ/MF under no. 33.000.118/0001-79, with headquarters and principal place of business at Rua do Lavradio no. 71, Centro, in the City and State of Rio de Janeiro, ZIP: 20230-070; OI MÓVEL S.A. – Under Judicial Reorganization ("Oi Móvel"), a closely-held corporation, registered with the CNPJ/MF under no. 05.423.963/0001-11, with principal place of business and registered office in the City of Brasilia, Federal District, in Setor Comercial Norte, Quadra 3, Bloco A, Edifício Estação Telefônica, ground floor (part 2), ZIP: 70.713-900; PORTUGAL TELECOM INTERNATIONAL FINANCE B.V. – Under Judicial Reorganization ("PTIF"), a private limited company organized according to the Laws of the Netherlands, with headquarters in Amsterdam, Delfandlaan 1 (Queens Tower), Office 705, 1062 EA, and principal place of business in the city of Rio de Janeiro; and OI BRASIL HOLDINGS COÖPERATIEF U.A. – Under Judicial Reorganization ("Oi Coop"), a private limited company organized according to the Laws of the Netherlands, with headquarters in Amsterdam, Delflandlaan 1 (Queens Tower), Office 705, 1062 EA, and principal place of business in this city of Rio de Janeiro (with Oi, TNL, Oi Móvel, PTIF and Oi Coop, hereinafter jointly referred to as "Oi Group" or "Debtors"), together with COPART 4 PARTICIPAÇÕES S.A. – Under Judicial Reorganization ("Copart 4") and COPART 5 PARTICIPAÇÕES S.A. – Under Judicial Reorganization ("Copart 5") which were subsequently merged with and into Telemar and Oi, respectively.

This Report is issued at the request of the Oi Group, due to the presentation of the Debtors' Amendment to the PRJ. The Amendment was issued to modify certain terms and conditions of the PRJ approved by the creditors, at the Creditors' General Meeting held on December 19 and 20, 2017, and ratified by the judicial reorganization court, by decision issued on January 8, 2018 and published on February 5, 2018 ("PRJ" or "Original Plan").

This Report was prepared by Ernst & Young Assessoria Empresarial Ltda ("EY") solely and exclusively to serve as a support document to the development of the Debtors' PRJ, and should not overlap, modify or be confused with the terms of the PRJ and should not be partitioned, divided or used partially by the Debtors and its representatives, by creditors or any other interested parties.

This is a free translation from the original Appendix of the Amendment to the Consolidated Judicial Reorganization Plan of Oi Group. In case of divergence between this version and the original version of this Report, in Portuguese language, the latter shall prevail.

With the purpose of achieving this work's objective, procedures were applied based on the analysis of historical facts, socioeconomic and market information, as well as data and assumptions provided by the Oi Group, its employees, managers, advisors and further service providers ("Data and Information").

EY had access to reports prepared by Oi and its external advisors, including, among other information: (i) the audited and managerial consolidated financial statements; (ii) projections of the operations of Oi Group and Special-Purpose Entity (SPE) InfraCo, prepared by Oi and its external advisors; (iii) financial projections for Oi Group and SPE InfraCo, prepared by Oi and its external advisors; (iv) study of the optical fiber market in Brazil, prepared by an external consultancy hired by Oi; (v) technical study of investment prioritization in the optical fiber market, prepared by an external consultancy

contracted by Oi; (vi) technical study of investment prioritization and optimization of copper stations according to profitability; (vii) the Company's business plans, including the Company's strategic transformation plan ("Strategic Plan"); (viii) SPE InfraCo's Information Memorandum (as of June 2020); (ix) Conference Call Presentation of the 1Q20 Results; and (x) the Amendment to the PRJ. The Oi Group sought technical work from specialized third parties, with the objective of mapping the telecommunications and (especially) the optical fiber markets, in addition to hiring external consultants to support the Company in the implementation of its Strategic Plan. Thus, the forecasts of this Report were based on these technical works prepared by Oi and specialized third parties hired by Oi, and in discussions with the Oi Group and its external advisors, and were not object of independent analysis by EY.

The preparation of this Report was carried out from March 2020 to June 2020, that is, before the end of the state of calamity decreed due to the coronavirus (COVID-19) pandemic. The purpose of this Report is to assess the actual economic and financial capacity, the development of subsidies for effecting the Amendment to the PRJ, and to meet the requirements of Law No. 11,101/05, as expressed in Article 53. Until the date of conclusion of this Report, global markets faced significant volatility, impacting several macroeconomic indicators, together with significant uncertainty regarding the evolution of the economy in the short, medium and long terms. Thus, it is worth stressing that the economic-financial uncertainty may have an adverse impact on the projections of this Report. In addition, until the present date, it is not possible to make an objective analysis of the real extent of the pandemic and its effects on the Brazilian and global economies, leading the assumptions used in this Report susceptible to relevant impacts and difficult to predict.

EY does not take any responsibility on future results differing from the projections presented on this Report and does not offer any guarantees regarding the aforementioned results. With this perspective, the conclusions here presented are the result of the Data and Information analysis, along with macroeconomic and market forecast, as well as on performance and results of future events, and are subject to the following considerations:

- This Report involves matters of objective and subjective judgements, given the complexity of the analysis of the Data and Information and the various sources of information consulted;
- None of EY's partners or professionals involved in this work detain financial interest in Oi Group;
- The fees established for the execution of this work were not based on reported results and have no connection with it;
- The development of this Report was based on information provided by the Oi Group. Such information was considered true, as it is not part of EY's scope of work any type of independent investigation and/or audit procedures. Thus, EY does not assume future responsibility for the accuracy of the Data and Information used in this Report;
- This Report was prepared with the purpose of evaluating the feasibility of the Debtors in the context of the PRJ, EY has no responsibility towards any third party for any act or fact derived from its use for any purpose other than stated herein;
- This Report was developed at the request of Oi and should not be interpreted by any third party as a decision-making tool for investments or opinions regarding the PRJ;
- EY will not be responsible for updating this Report in regard of events or circumstances that may take place after its date of reference;
- Some of the considerations outlined in this report are based on future events representing expectations of Oi Group, its management, advisors and further service providers, at the date of the analysis. Thus, the results presented in this Report are merely forecasts, reason why they may differ from future figures; and

- The forecasts take into account the current macroeconomic scenario together with the perspectives of the sector in which the Debtors operate, as described in the "Economic Financial Projections" Section, using the main sources of information available in the market and estimates by the Oi Group itself and their advisors. However, the scenario presented may not materialize, in view of external factors, such as the coronavirus pandemic (COVID-19), in addition to changes in the macroeconomic scenario, monetary and fiscal policies, default risks and market factors. The effectuation of the forecasts will depend on the fulfillment of the measures presented in the Amendment to the PRJ, by the Debtors, concurrently with the trends and forecasts described in this Report.

Among the Data and Information used for the development of this Report, there are public information and information provided by the Oi Group, aimed at delivering the necessary details of its operations, investments, capital structure and cash generation capacity. This Report, subject to the assumptions stated herein, intends to provide a view of the financial capacity of the Debtors in the context of the PRJ, to allow the assessment of their sustainability and the feasibility of their going concern.

2. Limitations

According to the law 11,101 of February 9, 2005, which regulates the judicial and extrajudicial reorganization, and the bankruptcy of the entrepreneur and of the business company, this Report evaluates the economic-financial feasibility of the Debtors in the context of the PRJ, with certain limitation clauses.

Therefore, this Report, its conclusions and its annexes, should not be interpreted or used without considering these clauses.

This Report, as well as the opinions and conclusions included, are of Oi's use in the context of the PRJ. It should be noted that this report is constituted of 51 pages and cannot, in any case, be handled separately, in which case no liability can be attributed to EY.

Any user and/or recipient of this document should be aware of the conditions and assumptions that guided this work, Brazil's market and economic conditions, as well as the market niche that the Oi Group is inserted. Economic and financial assumptions are subject to market uncertainties, among other factors, which are beyond Oi's control.

Any user and/or recipient of this Report should be aware of the declaration of the emergency and the state of public calamity in the country due to the coronavirus, COVID-19, and the possible future and uncertain impacts that the pandemic will bring to the economy, causing a potential imbalance in the national economic order.

The factors that may result in differences between the content of this Report and the content of the documents that have the same object of this work are exclusively due to the use of different sources of information and the application of different methodologies when processing data. EY has no responsibility for such differences.

The EY services for the development of this Report do not represent an audit, a review or any other type of attestation, in the way these expressions are identified by the Brazilian Accounting Council (CFC – Conselho Federal de Contabilidade). Therefore, we do not express any form of guarantee on accounting matters, financial statements, financial information, nor on internal controls of the Oi Group.

EY's services did not include any type of tax review. The estimates of tax impacts for the Oi Group, as a result of the Amendment to the PRJ, were provided by Oi and incorporated into the financial projections.

We have not issued a professional opinion on the application of the accounting principles in accordance with the International Standard on Related Services (ISRS 4410), nor its subsequent changes or interpretations. This Report does not constitute a legal opinion or advice.

We have not, by any matter, conducted a review or an independent investigation with the objective of identifying illegal acts or frauds.

EY has no responsibility for the study, analysis and presentation of costs and investments projected in the judicial reorganization scenario of Oi.

This work does not include the evaluation of the operating costs or potential improvement for Oi Group processes which may generate potential cost savings, operational or administrative enhancements.

The forecasts are largely dependent on Oi's ability to implement the strategic actions described in this Report, as well as to minimize the effects of possible synergy losses resulting from the implementation of the Strategic Plan.

The assumptions and conditions of the Strategic Plan are based on the expectations of Oi Group and its managers, advisors and other service providers hired for this purpose. Such assumptions and conditions have not been the subject of an independent investigation by EY, that is, the present work does not represent a guarantee that the assumptions and forecasts will materialize.

The considerations presented in this Report are common practices in studies of this nature, which we believe we have, and are publicly recognized as having, meaningful knowledge and experience. The provided services are limited to such knowledge and experiences and do not represent an audit, advisory or tax related services, which can be provided by EY. Notwithstanding these limitations, the conclusion of this Report was not intended or written by EY to be used, and should not be used, by the recipient or any third party for the purpose of avoiding sanctions that may be imposed by the Brazilian tax law.

2.1 Coronavirus Impacts

With the emergence of the coronavirus pandemic, as declared by the World Health Organization - WHO on March 11, 2020, a daily increase in restrictive measures can be seen, mainly related to social distance, imposed by local and international governments, in order to avoid mass contamination. At the time, the extent of potential impacts - including a global, regional recession or disruptions of any other nature - is uncertain and dependent on several variables which are still undefined. However, the negative impacts observed to date have contributed to volatility and declines in global markets, resulting in significant uncertainty regarding the effects on the global economy in the short and long terms.

The COVID-19 pandemic resulted in the declaration of the emergency and the state of public calamity, causing an impact on the free movement of people, a right transcribed in article 5, XV of the Federal Constitution, and the free exercise of economic activity, a right transcribed in article 170 of the Federal Constitution, for the preservation of the constitutional right to health, as provided in article 196 of the Federal Constitution.

This context of economic uncertainties has caused repercussions in contractual relations, generating consequences such as the applicability of the theory of excessive burdens, foreseen in articles 478 to 480 of the Brazilian Civil Code or the allegation of unforeseeable circumstances or force majeure for breach of contractual obligations, under the terms of article 393 of the Civil Code, which ensures that the debtor is not liable for the resulting losses of necessary fact, whose effects were not avoidable or possible to prevent, provided that the debtor has not expressly taken responsibility for them.

It is important to say that, in face of this crisis scenario, some measures have been proposed to mitigate the effects caused by the coronavirus in companies under judicial reorganization. Among these measures, there are those in Bill No. 1,397 / 2020 (Temporary Bill) which, although it has not yet been approved by Congress, is already the subject of numerous debates in society.

There is also the editing and publication of decrees, temporary measures, regulations and ordinances of a transitory nature in different spheres of public power, establishing urgent measures, both sanitary and economic, to regulate relations in the face of measures of social distance, as well as pointing to minimize the impacts of COVID-19.

Thus, this study has considered the expectations of Oi's management and the market in general in understanding the possible impacts related to the Oi Group and the telecommunications market. However, any references made to the impact of COVID-19 in this report should not be interpreted as a complete commentary or as an accurate assessment of the total potential impact of the pandemic. In this sense, it is worth mentioning that the economic scenario brings a circumstance of

unpredictability and future events may be impacted by several factors that are beyond Oi's control and that, consequently, may differ from the premises and assumptions adopted in this report.

2.2 SPE InfraCo – Project in Development Phase

The main strategy of Oi Group, in compliance with item II of Article 50 of Law No. 11,101/05, is to concentrate investments to expand its activities in the fiber-optic network through a subsidiary of the Debtors, Brasil Telecom Comunicação Multimídia SA, a corporation registered with the CNPJ/MF under no. 02.041.460 / 0001-93, which, after the Amendment to the PRJ, will be named SPE InfraCo.

The company has already received contributions of fiber assets and related contracts from other companies of the Oi Group and intends to attract investment from third parties to finance the project. To this end, Oi Group hired an investment bank to assist them in structuring the transaction and in the dialogue with potential stakeholders. According to the Oi Group, there were only preliminary conversations with potential investors and, so far, there are no formal commitments binding investors to the project. It is noteworthy that the discussions with potential participants are based on an operational, financial and corporate governance model prepared unilaterally by Oi, without validation from potential participants, so that any changes in the preliminary model developed by Oi during the implementation of SPE InfraCo, may significantly impact the forecasts presented in this Report.

The project is under development and has great relevance in the economic forecast of the Amendment to the PRJ and the payment of the Creditors. For the purposes of economic feasibility analysis, projects of this nature possess typical risks related to the uncertainties of businesses at this stage, such as planning, capital structure, execution and market risks.

The strategy's success depends on obtaining licenses, legal procedures, consumer adherence, investors interest, and developing operational procedures for implementing business strategies and completing the development of the necessary structure to conduct business as planned.

If one or more of the procedures cease to be completed, are delayed or canceled, the operating results may be adversely affected, and the operations will differ significantly from the activities described in this Report.

These projects may be delayed or canceled due to several reasons, including political instability and regulatory action. There is a risk that the projects will not be completed on time or according to the study carried out.

For the preparation of the economic and financial feasibility analysis of the Amendment to the PRJ, the technical work of specialized consultants hired by Oi Group, described in the "General Considerations" section of this Report, and macroeconomic forecasts, described in the "Macroeconomic Data" section of this Report, were used as source of information. This work does not constitute an audit, review or validation of the referred technical studies.

Finally, it is worth stressing that the SPE InfraCo is not a Debtor. As provided in the Amendment to the PRJ, SPE InfraCo will not be jointly and severally liable for the fulfillment of the obligations established in the Plan, including the payment of Pre-Petition Credits. Despite contributing indirectly to the fulfillment of the Creditors' Plan through cash flow generation, SPE InfraCo will not be controlled by Oi Group, since, as part of the strategic guidelines of the project, Oi Group intends to sell SPE InfraCo's controlling stake at a given time. Thus, the forecasts presented in this Report may be impacted by the change in the project's governance structure, as well as in the future definition of

contracts, shareholders' agreements and other arrangements between the Oi Group and a possible investor.

3. Contextualization

The Oi Group is a concessionaire of the Switched Fixed-line Telephony Services (STFC) in Regions I and II of the General Concession Plan (PGO), according to Decree No. 6,654, which corresponds to 26 of the country's 27 federative units. The Oi Group also hold authorizations to provide mobile telephony services (Personal Mobile Service - SMP), data transmission (Multimedia Communication Services - SCM) and pay TV (Conditional Access Services - SeAC), throughout the country.

The Oi Group's activities began through providing fixed-line services and, over time, the services of mobile telephony, internet, pay TV, among others, were incorporated into the group's portfolio. The chart below shows how the revenues for each service were distributed across the group in 2019.


Breakdown of Oi Group's Revenues - 2019
9%
1%
10%
35%
16%
1%
28%
Mobile
SME/Corporate
Other Services
Voice Copper
Broadband Copper
TV DTH
Residential Fiber

Chart 1. Source: Oi.

3.1 Judicial Reorganization[1]

In June 2016, Oi, along with the companies listed in the organization chart below, filed for judicial reorganization before the Capital District of the State of Rio de Janeiro for the restructuring of its credits with approximately 55 thousand creditors. The total of these credits, according to the list of creditors, amounted to approximately BRL 64 billion.


Oi S.A. - Under Judicial Reorganization
Telemar Norte Leste S.A.- Under Judicial Reorganization
Copart 5 Praticipações S.A. - Under Judicial Reorganization*
Oi Brasil Holdings Cooperatief U.A.- Under Judicial Reorganization
Portugal Telecom International Finance B.V.- Under Judicial Reorganization
Oi Móvel S.A.- Under Judicial Reorganization
Copart 4 Participações - Under Judicial Reorganization

Organization Chart 1. Source: Oi. * The companies Copart 4 and Copart 5 were subsequently merged into Telemar and Oi, respectively.

[1] Information obtained through Oi's 2019 Reference Form and Oi's Legal Department.

3.1.1 Description of the Debtors

The table below presents a brief description of the Debtors:

Company	Category	Main Activities
Oi S.A. – Under Judicial Reorganization	Operating Parent Company	Operating Parent Company that offers telecommunication services in different spheres and related activities.
Telemar Norte Leste S.A. - Oi S.A. – Under Judicial Reorganization	Operating	Telecommunication services, mainly in fixed telephony and related activities.
Oi Móvel S.A. - Under Judicial Reorganization	Operating	Telecommunication services, mainly in mobile services, pay-TV and broadband, and further related activities.
Copart 4 Participações – Under Judicial Reorganization	Financial Vehicle	Fundraising, management and leasing out of real estate properties.
Copart 5 Participações – Under Judicial Reorganization	Financial Vehicle	Fundraising, management and leasing out of real estate properties.
Portugal Telecom International Finance B.V. – Under Judicial Reorganization	Financial Vehicle	Debt issuance in international markets.
Oi Brasil Holdings Coöperatief U.A. – Under Judicial Reorganization	Financial Vehicle	Debt issuance in international markets.

Table 1. Source: Oi.

The detailed descriptions of the companies categorized above are presented below.

Oi S.A. – Under Judicial Reorganization

Publicly traded and one of the main integrated telecommunication services providers in Brazil, operating throughout the national territory, Oi S.A. offers a range of services, including mobile and fixed telephony, interconnection, data transmission (including broadband), Pay-TV, and other telecommunications services. It has been operating since 1998 in Region II of the PGO and brings together approximately 53.4 million Revenue Generating Units ("RGU's"), among residential customers, businesses and government agencies.

The Company estimates owning 378.6 thousand km of fiber optic cables distributed across all Brazilian states. Furthermore, its mobile coverage area reaches approximately 94% of the Brazilian population. Oi Group holds, in Brazil, a market share of approximately 16% in mobile communications and 30% in fixed telephony, according to ANATEL, December 2019. The Company estimates that around two million Wi-Fi hotspots are provided as a part of its convergent offers, services also maintained in public places, such as airports and malls.

Telemar Norte Leste S.A. - Under Judicial Reorganization ("TNL", "Telemar" ou "TMAR")

Wholly owned subsidiary of Oi, TMAR mainly engages in providing telecommunications services and

related activities, established as the main provider of fixed telephony services in its operating area – Region I. These services are provided under the geographic wireline concessions system granted by ANATEL.

TMAR also holds ANATEL's concession for the provision of (i) fixed telephony services in Region I and (ii) International Long Distance ("LDI") throughout the Brazilian territory.

Oi Móvel S.A. – Under Judicial Reorganization ("Oi Móvel")

Oi Móvel, wholly owned subsidiary of TMAR, operates since the fourth quarter of 2004, providing telecommunication services in several fields, both inside and outside of Brazil, in several areas, including Personal Mobile Service ("SMP"), having authorization to provide mobile telephony services in Regions I, II and III. It is also a provider of Mass Electronic Communication Service, DTH (Direct to Home) Service, pay TV and Conditional Access Service (SeAC), among others.

Copart 4 Participações S.A. – Under Judicial Reorganization ("Copart 4")

Incorporated into TMAR in January 2019, Copart 4 was founded in order to raise funds, manage and rent real estate properties, as well as assigning, leasing, giving in usufruct, either whole or in part, and perform all the necessary acts required to the best use of the properties, including its maintenance, repair and improvement.

Copart 5 Participações S.A. – Under Judicial Reorganization ("Copart 5")

Incorporated into Oi in March 2019, Copart 5 was founded in order to raise funds, manage and rent real estate, as well as assigning, leasing, giving in usufruct, either whole or in part, and perform all the necessary acts required to the best use of the properties, including its maintenance, repair and improvement.

Portugal Telecom International Finance B.V. – Under Judicial Reorganization ("PTIF")

PTIF is a wholly owned subsidiary of the Company, headquartered in the Netherlands, and was formed to act as a debt-issuing vehicle, raising funds in international markets.

Oi Brasil Holdings Coöperatief U.A. – Under Judicial Reorganization ("Oi Coop")

Oi Coop is a cooperative established under Dutch laws and headquartered in the Netherlands. It was founded to act as a debt-issuing vehicle, raising funds in international markets.

3.1.2 Judicial Reorganization

In the years preceding the filing for judicial reorganization, Oi experienced a period of growth in its debt levels at the same time that it suffered a contraction in its operating performance, reflected in its revenues and operating margins.

According to Oi's management, the increase in Oi Group's debt can be explained mainly by three events: (i) financing of the anticipation goals plan (regarding the universalization of telecommunications services); (ii) acquisition of Brasil Telecom and subsequent identification of certain relevant liabilities; and (iii) merger and incorporation of Portugal Telecom's debt. The chart below shows the evolution of the Company's net revenue and net debt, from 2001 to 2016 (year of filing for judicial reorganization).


Changes in Revenue and Net Debt
BRL 45,000
BRL 40,000
BRL 35,000
BRL 30,000
BRL 25,000
BRL 20,000
BRL 15,000
BRL 10,000
BRL 5,000
BRL 0
Corporate Reorganization: Incorporation of TNL by Oi
Acquisition of Brasil Telecom
1.69
0.86
1.28
1.00
0.80
0.55
0.29
1.62
2.14
1.57
1.69
3.14
4.03
4.44
5.55
6.97
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016
Net Revenue (in millions)
Net Debt (in millions)
Net Debt/EBITDA

Chart 2. Source: Oi, S&P Capital IQ.

The request for processing the Judicial Reorganization of Oi Group was granted on June 29, 2016 by the 7th Commercial Court of the Judicial District of the Capital City-RJ. The first list of creditors, presented on September 20, 2016, amounted to approximately BRL 65.1 billion.

On June 23, 2016, the request for judicial reorganization made in Brazil was recognized as the main foreign proceeding by the Supreme Court of Justice of England and Wales.

On July 21, 2016, the United States Bankruptcy Court issued a decision recognizing the judicial reorganization process as the main foreign proceeding for Oi, Telemar, Oi Holanda and Oi Móvel, under the terms provided for in Chapter 15 of the U.S. Bankruptcy Code.

On March 2, 2017, the Lisbon Commercial Court issued a decision recognizing the granting of the request for judicial reorganization in Brazil, with respect to Oi and Telemar.

In August and September 2016, Oi Coop and PTIF filed a request to suspend payments at the Amsterdam District Court, submitting a draft of the composition plan. The suspension of payments requests was granted on a temporary basis to Oi Coop and PTIF in August and October 2016, respectively.

In April 2017, the Dutch Court of Appeal determined the conversion of the suspension of payments procedures of PTIF and Oi Coop into bankruptcy procedures. Subsequently, Dutch vehicles filed appeals against this decision, which were, however, dismissed by the Dutch Supreme Court in July 2017. On April 18, 2018, PTIF and Oi Coop filed their Composition Plans with the Amsterdam Court, the court confirmed the approval of Composition Plans on June 11, 2018.

The PRJ dated December 12, 2017 was presented at the Creditor's General Meeting (CGM), held on December 19 and 20, 2017, and approved at this meeting with some modifications.


Voting by head
Class I
Class II
Class III
Class IV
100.00%
100.00%
99.56%
99.80%
Voting by value
Class I
Class II
Class III
Class IV
100.00%
100.00%
72.17%
99.74%
Approval
Rejection

Chart 3. Source: PRJ's Homologation Decision of January 2018.

Finally, on January 8, 2018, the PRJ was ratified by the Judicial Reorganization Court, granting judicial reorganization to the Debtors and on July 31, 2018, Oi Group announced to the market the conclusion of the process of novation of its debts.

On February 2020, Oi Group expressed interest in submitting a proposal for an Amendment to the Judicial Reorganization Plan, aiming, among other things, to change the payment conditions of creditors and make the execution of its Strategic Plan feasible. For that, the amended term needs approval in a new CGM, yet to be organized.

Details of the debt repayment, as well as other information regarding the financial and operational restructuring process of the group, are described in the chapter "Restructuring of Oi Group" of this Report.

4. Telecom Market Analysis

4.1 Brazilian Market

The Brazilian telecommunications market has undergone transformations in recent years, following technological advances and the new consumption patterns of the population. As shown in the graph below, the fixed telephony segment shrinkage stands out, being replaced, for the most part, by the growth in fixed broadband.


Breakdown of revenues of telecommunication services
2015
2019
11%
15%
12%
1%
12%
10%
16%
44%
44%
15%
21%
Industry
Fixed Lines
Fixed Broadband
Mobile
Pay TV
Trunking

Chart 4. Source: Telebrasil - *O Desempenho do Setor de Telecomunicações no Brasil – Séries Temporais 2015 e 2019.*

Although investment in telecommunications infrastructure is a constant process, atypical factors contributed to the peak investment level between 2013 and 2015, highlighting the sports events hosted in the country between 2014 and 2016. Investment re-emerged stronger in 2018 with preparations for 5G, with investments in 4G and fiber infrastructure.[2]

The chart below shows the evolution of investments in the sector.


Fixed and Mobile Sector Investments (in billions of BRL)
35
30
25
20
15
10
5
0
2011
2012
2013
2014
2015
2016
2017
2018
10.1
12.7
10.2
15.6
12.0
19.3
12.8
20.2
13.0
18.3
12.3
16.5
12.0
16.7
12.5
18.3
Fixed Services Investiments
Mobile Services Investiments

Chart 5. Source: Telebrasil – *O Desempenho do Setor de Telecomunicações no Brasil - Séries Temporais 2019.*

[2] Buddecomm – Brazil – Telecoms, Mobile and Broadband – Statistics and Analysis 2019.

4.1.1 Fixed Telephony

In recent years, fixed telephony has lost its position as the second largest telecommunications sub-sector in Brazil, in terms of revenue, accounting for 10.1% of the sector's total revenue in 2019, compared to 16.3% in 2015. More than 90% market share in this segment are concentrated in three corporate groups, as shown below.


Fixed Telephony Market Share
8%
32.0%
30.6%
29.1%
Vivo
Claro
Oi
Others

Chart 6. Source: Anatel – *Panorama Setorial* Dec/19.

In line with the global trend of fixed-to-mobile replacement and the growing demand for mobile broadband services, the number of fixed-line subscribers in Brazil stagnated between 2010 and 2014. More accessible mobile telephony rates and solutions contributed to the annual decline average of 6.3% in the volume of accesses in fixed telephony since 2015, as shown in the chart below.


Fixed Telephony Access (in millions)
50
40
30
20
10
0
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019

Chart 7. Source: Anatel Dec/2019.

4.1.2 Mobile Telephony

Mobile telephony is the largest telecommunications sub-sector in the country, accounting for 43.9% of the sector's total revenue in 2019. According to data of 2019 from ITU[3], Brazil ranks among the six main mobile telephony markets in the world in number of subscribers.

In the country, mobile telephony is dominated by four corporate groups, which account for around 97% of market share in the sector, as shown in the chart below.

[3] International Telecommunication Union – ITU (data from 12/31/2019).


Mobile Telephony Market Share
32.9%
24.0%
16.2%
24.0%
2.8%
Others
Claro
Oi
Vivo
Tim

Chart 8. Source: Anatel – *Panorama Setorial* Dec/19.

Although the mobile phone market is close to reaching maturity[4], the sub-sector still offers opportunities for growth, especially regarding the use of mobile broadband services, following the trend of voice to data replacement shown in the Chart below. This trend, combined with the improvement of the economy and the increase in the disposable income of Brazilians, encourages the continuous migration to postpaid plans, which include mobile broadband in better cost-effective bundles.


Access Profile (Average Revenue per User, in BRL)
11
7
10
10
8
13
7
16
5
18
2015
2016
2017
2018
3T19
Data
Voice

Chart 9. Source: Telebrasil – O Desempenho do Setor de Telecomunicações no Brasil - Séries Temporais 2019.

4.1.3 Broadband

Fixed broadband ranks as the second largest telecommunications sub-sector in the country, accounting for 20.6% of the sector's revenue in 2019, compared to 14.9% in 2015. Its growth is due to the expansion of the subscriber base and the constant migration for higher speed plans.


Broadband Market Share
32.9%
21.6%
16.1%
29.4%
Vivo
Claro
Oi
Others

Chart 10. Source: Anatel – *Panorama Setorial* Dec/19.

[4] EMIS Insights - Brazil ICT Sector Report 2019/2023.

The relevant presence of small providers should be highlighted as they are more representative in this segment when compared to the other sub-sectors of the Brazilian telecommunications market, securing market participation in places where there are no presence of large providers, increasing their fiber networks and reducing the digital gap in many areas.

There is a growing demand for Internet services of higher speed and quality, in parallel with an intensification of competition in the market. According to data from Anatel, 70% of municipalities in Brazil had fiber optics by the end of 2019, compared to 48% in 2015[5]. Also, according to the agency, the number of customers with ultrafast speed broadband plans (i.e., those with Internet connections over 34 Mbps) increased at an annual average of 75% in the same period, reaching a share of 40.75% of the subscriber base. The number of fixed broadband subscribers using optical fiber technology grew at an annual average of 24% between 2015 and 2019.


Broadband Accesses by Technology (in millions of accesses)
35
30
25
20
15
10
5
0
2011
2012
2013
2014
2015
2016
2017
2018
2019
Coaxial Cables
Metal Cables
Fiber Optic
LTE
Radio
Satelite

Chart 11.Source: Anatel – Dec/19.

The number of FTTH/B[6] subscribers grew 40% in December 2017 compared to the previous year in Latin America, representing 26% of super-fast broadband implementations, and the number of households with FTTH/B technology increased 146% in the same period. According to the Fiber Broadband Association[7], Brazil is the leader in the region, along with Mexico.

In addition, there is a growth in fiber-based broadband to meet the demands for greater speed and connection stability. Fiber plays a role in the development of 5G, providing the backhaul resources and infrastructure necessary for the implementation of the technology. On the other hand, the arrival of international fiber in recent years has led to a drastic drop in the price of internet access and investment in technology is expected to continue in an upward trend[8]. Favored by: the growing demand for fast and stable connection broadband services; new fixed broadband operators entering the market, with plans at attractive prices; and government initiatives to expand the national fixed-line infrastructure, such as the National Connectivity Plan and the Internet for All Program[9].

4.1.4 Pay TV

Pay TV accounted for 10.6% of total telecommunications revenue in 2019. In the country, four corporate groups concentrate approximately 97% of the market share in the sector.

[5] Anatel Network Mapping – May/2020.

[6] *Fiber-to-the-Home / Building.*

[7] Fiber Broadband Association – Latam Chapter Edição 2019 – América Latina conectada pela fibra.

[8] Buddecomm – Brazil – Telecoms, Mobile and Broadband – Statistics and Analysis 2019.

[9] EMIS Insights - Brazil ICT Sector Report 2019/2023.


Pay TV Market Share
30%
8%
3%
10%
49%
Vivo
Claro
Oi
Others
Sky/AT&T

*Chart 12.*Source: Anatel – *Panorama Setorial* Dec/19.

Independent offers of over-the-top (OTT) products, with broad catalog platforms, pose great challenges for the growth of this sub-sector. Therefore, there is a dependence on the ability of operators to provide exclusive and/or locally relevant content to boost the sale of TV service as part of fiber packages[10].


Pay TV Accesses by Technology (in millions of accesses)
25
20
15
10
5
0
2012
2013
2014
2015
2016
2017
2018
2019
DTH
FTTH
MMDS
TVA
TVC

Chart 13. Source: Anatel – Dec/19.

[10] EMIS Insights - Brazil ICT Sector Report 2019/2023

5. Restructuring of Oi Group

5.1 Financial Restructuring

The Judicial Reorganization Plan was approved at the Creditor's General Meeting on December 19 and 20, 2017, and ratified by the 7th Commercial Court of the Judicial District of the Capital City-RJ, by means of a decision handed down on January 8, 2018 and published on February 5, 2018. The PRJ described the various conditions and measures proposed by Oi with the purpose of reversing the financial situation in which the company found itself.

As detailed in the Amendment to the PRJ, the Debtors implemented a series of measures in compliance with the Original Plan. A summarized view of the financial conditions of the categories restructured by the Original Plan is presented below.

Class	Interest (p.a.)	Maturity	Interest Grace Period	Grace Period for Principal Payments
Class 1				
Labor Credits	-	-	-	-
Fundação Atlântico	INPC + 5.5%	Feb-28	5 years	5 years
Class 2				
Secured Credits	TJLP + 2.946%	Feb-33	4 years	6 years
Class 3				
Linear Payment	-	-	-	-
Restructuring Option I	80% CDI or 1.75%	Feb-35	5 years	5 years
Restructuring Option II	1.25%	Feb-35	5 years	5 years
Court Deposits	-	-	-	-
Non-Qualified Bondholders	6%	Feb-30	6 years	6 years
Qualified Bondholders	8%+4% or 10%	Jul-25	-	7 years
General Payment Method	TR* + 0%	Feb-42	24 years	20 years
Regulatory Agencies	Selic	-	-	-
Strategic Supplier Creditors	TR* + 0.5%	Feb-22	-	-

Table 2. Source: Oi. * TR is not applicable to foreign currency debts.

As detailed in the Amendment to the PRJ, among the measures already implemented by the Debtors in accordance with the Original Plan, there are: i) Payment of more than thirty thousand creditors holders of credits up to BRL 50 thousand, through the creditor agreement program; ii) conversion of BRL 11 billion of its financial liability into capital, through the Capital Increase; iii) conclusion of a capital contribution of BRL 4.0 billion, through the Capital Increase - New Funds; iv) divestment of several assets; v) merger of Oi Internet, Copart 4 and Copart 5, respectively, by Oi Móvel, Telemar and Oi; and vi) changes in the Company's corporate governance.

The figure below shows some of the key milestones of Oi Group's judicial reorganization process to date.


Feb/2018
Publication of the Judicial Reorganization Plan ratification.
Jun/2018
Approval of the Composition Plans of PTIF and Oi Coop under Dutch Law
Jun/2018
Capital Increase - Credit Capitalization
Jul/2018
Completion of the Financial Restructuring
Oct/2018
Issuance and delivery of shares to the Subscription Bonus holders
Jan/2019
Capital Increase - New Funds
Dec/2019
Request for Extension of Judicial Reorganization

5.1.1 Amendment to the PRJ

On December 6, 2019, Oi informed the market that it had filed a petition requesting an extension of the Oi Group's judicial supervision to beyond February 4, 2020, the date on which the Original Plan's approval would complete 2 years with the consequent ending of the judicial supervision. Subsequently, Oi communicated to the market that, on February 27, 2020, it had filed a petition before the Court exposing its interest in proposing to Pre-Petition Creditors an amendment to the Original Plan. Among the reasons listed in the Amendment to the PRJ there is the frustration of certain expectations and assumptions, in the legal, regulatory and market spheres, which contributed to the need for an amendment.

Thus, Oi communicated to the market that, on March 6, 2020, the Court of the 7th Business Court of Rio de Janeiro issued a decision granting the establishment of a new CGM to decide on the Amendment to the PRJ.

According to Oi, the group seeks greater operational and financial flexibility to continue its investment projects and comply with its Strategic Plan, which will be obtained, according to management's expectations, through a greater efficiency of its corporate structure and the creation of new capitalization options. In this sense, the new restructuring conditions, the realignment initiatives and operational transformation proposed in Oi Group's Amendment to the PRJ are described in the next sections.

In addition, the Company claims to have other strategic opportunities under analysis that, although not included in its Amendment to the PRJ, as they develop, can contribute to an increased cash generation and to Oi Group's financial strength. According to Oi, the company plans to sell non-operating properties and operating assets that are not part of Oi's future strategy, which may generate extraordinary resources not projected in this Report.

5.1.2 Debt Restructuring

This item summarizes the main conditions proposed in the Amendment to the PRJ that complement and/or modify some of the conditions presented in the Original Plan, approved at the CGM held on December 19 and 20, 2017.

For further details on the determined payment terms, refer to the Amendment to the PRJ dated June 15, 2020 and the Original Plan. In the event of any discrepancies between the summary below and the Amendment to the PRJ or the Original Plan, the Amendment to the PRJ or the Original Plan shall prevail. This Report was prepared considering the financial and operational assumptions arising from the assertive execution of the Amendment to the PRJ. The forecasts contained in this Report assume the implementation of the Amendment to the PRJ proposed by the Debtors. Under the conditions offered by Oi that envisage the exercise of options by creditors, the assumption adopted by EY will be described in chapter "6. Economic-Financial Projections", regarding the financial cash flow, in which the assumptions adopted for the purposes of this Report are detailed.

Class I

The changes and/or insertions related to the payment of the Company's Labor Credits are described below:

Proposal
Labor Creditors, whose credits have not been paid up to the date of the New Creditor's General Meeting, will have their credits of up to BRL 50 thousand paid within 30 days of ratification of the Amendment to the PRJ. Labor Creditors that hold Labor Credits Cost of Loss of Suit, whose credits have not been settled until the date of the New Creditor's General Meeting, may choose, within 15 days from the New Creditor's General Meeting, to receive their credits of up to BRL 50 thousand within 30 days of ratification of the Amendment to the PRJ or ratification of the decision that determines the inclusion of the credits in the general list of creditors, whichever occurs last. Labor Creditors and Labor Creditors that hold Labor Credits Cost of Loss of Suit with credits exceeding BRL 50 thousand will receive the payment of the amount that exceeds BRL 50 thousand in 5 equal monthly installments with a 6-month grace period after the unappealable decision to end the process and ratify the amount due. Court Deposits Labor Creditors: • Payment of the debt will be made upon release of the deposited amount; • If the deposit is less than the debt listed by Oi Group, the deposit will be used to pay part of the debt, and the remaining balance will be paid according to the conditions of the Labor Creditors. If the deposit is higher than the debt, Oi Group will raise the difference in favor of the group.

Fundação Atlântico Labor Credit:
• Interest/inflation adjustment: INPC + five and a half percent (5.5%) per year, incurred as of the Judicial Ratification of the Plan, and, as of the Judicial Ratification of the Amendment to the PRJ, the actuarial index in force in each year will be applicable, as defined by Fundação Atlântico. Interest and inflation adjustment are capitalized annually during the grace period and paid as from the 6th year, together with the principal.

Class II

The modifications and/or insertions regarding payment for Class II are described below:

Proposal
Purchase Obligation of the Secured Creditors: In the event of the disposal of the isolated production unit (UPI) Movable Assets, the Oi Group shall have the obligation, within thirty days after the financial liquidation of said disposal, to allocate part of the resulting resources to advance the payment of up to 100% of the remaining amount of the Secured Credits, limited to the total amount of the outstanding balance of the credit held on the exercise date of the Purchase Obligation. Alternatively to the payment mechanism of Secured Credits as described above, the Secured Creditors may choose, within thirty (30) days after the drawing up of the auction records in favor of the winner of the Competitive Bidding Procedure for disposal of the UPI Movable Assets, that i) the outstanding balance of their Secured Credits held against Oi Móvel is transferred to SPE Movable, where the remaining Secured Credits, not transferred to SPE Movable, shall remain subject to the Purchase Obligation of the Secured Creditors; and/or that ii) the outstanding balance of their respective Secured Credits held against the Debtors is not object of the Purchase Obligation of the Secured Creditors. In this case, the Secured Credits against the Debtors shall continue to be paid as set forth in the Original Plan.

Class III

The modifications and/or insertions referring to the payment for Class III are presented below, according to the limits presented in the PRJ:

Proposal
Applicable to all Class III Unsecured Creditors Class III Unsecured Creditors, with credits in the amount of up to BRL 3,000.00, within 45 days of the New Creditor's General Meeting, may choose to receive the remaining credits in a full single installment. Class III Unsecured Creditors with credits in excess of BRL 3,000.00 may opt to receive in a single installment of BRL 3,000.00 as full payment of their respective remaining credit and related costs. Generation of Cash Sweep: Liquidity Event Purchase Obligation: • If one or more Liquidity Events occur by the sixth (6th) fiscal year as of the date of the Judicial Ratification of the Plan, Oi Group shall allocate 100% of the amount of the Net Revenue from the Liquidity Events – composed of the aggregate and net proceeds from the disposal of UPI Movable Assets and the partial disposal of UPI InfraCo – that exceeds the

amount of BRL 6.5 billion, deducted all the other amounts provided in the Amendment to the PRJ, in order to advance the credits payments held by Unsecured Creditors, beneficiaries of this obligation (Unsecured Creditors who have chosen Restructuring Options I or II in the Original Plan), proportionally to the amount of credits and limited to the balance remaining on the exercise date of the anticipation.

- Oi Group may exercise up to 3 rounds to carry out the purchase obligation. Prepaid credits due to the purchase obligation will have a discount of 60% applied to the remaining balance.
- Credits not paid through the purchase obligation will be paid in the originally applicable manner.

Unsecured Microenterprise and Small Business Creditors ("ME / EPP"):

Within the period of 45 days, as of the date of the New Creditors' General Meeting, the ME/EPP Unsecured Creditors, with credits in the amount of up to BRL 35,000.00, may exercise the option for receiving, in full, the outstanding amount of their credit.

ME/EPP Unsecured Creditors, with credits in excess of BRL 35,000.00 may opt to receive in a single installment of BRL 35,000.00 as full payment of their respective remaining credit and related costs.

Class III Unsecured Creditors owners of Credits arising from decisions made final and unappealable, rendered in the Civil Special Court:

As of the ratification of the Amendment to the PRJ, Class III Creditors who hold credits in the amount of up to BRL 3,000.00 may opt, within 90 days, to receive the remaining credits in a single installment.

Creditors of this class with credits in excess of BRL 3,000.00 may opt to receive in a single installment of BRL 3,000.00 as full payment of their respective remaining credit and related costs.

Class IV

The modifications and/or insertions referring to the payment of ME/EPP Unsecured Creditors are presented below, according to the limits presented in the PRJ:

Proposal
Unsecured Microenterprise and Small Business Creditors ("ME/EPP"): ME/EPP Unsecured Creditors who hold credits in the amount of up to BRL 35,000.00, within 45 days from the holding of the New General Meeting of Creditors, may choose to receive the remaining credits in a full single installment. Class IV Creditors with credits in excess of BRL 35,000.00 may opt to receive in a single installment of BRL 35,000.00 as full payment of their respective remaining credit and related costs.

Reverse Auction

During the period of 5 years as of the Judicial Ratification of the Amendment to the PRJ, the Debtors are allowed, at their sole discretion, to promote one or more rounds of prepayment of Unsecured Creditors that offer Unsecured Credits with the highest discount rate in each round carried out.

Subject to the limitations described in the Amendment to the PRJ, the Debtors, at their sole discretion, may choose to use different payment methods for the Unsecured Credits held by the

winners of a determined Reverse Auction, including payment in cash, payment on assets of the Debtors or in issued shares of subsidiaries of the Debtors.

New Credit Facilities

The Amendment to the PRJ provides that the Debtors may seek to open new credit facilities in the potential amount of BRL 2 billion.

Bridge Loan

After the Judicial Ratification of the Amendment to the PRJ and up to the date of financial liquidation of the disposal of UPI Movable Assets, the Debtors may collect New Funds in the amount of up to BRL 5 billion through a bridge loan to be contracted by Oi Móvel at market conditions.

New Funds

Without detriment to other ways of fund-raising mentioned in the Amendment to the PRJ, the Oi Group, until the end of the Judicial Reorganization, without the need for prior authorization from creditors or the Judicial Reorganization Court, may raise New Funds in the amount of up to BRL 2 billion, not included in this limit any capital increases of the Debtors, other types of financing described in the Amendment to the PRJ or any new financing for the purpose of anticipating Pre-Petition Credits.

Partner Creditors Loans

As described in the Amendment to the PRJ, the Debtors may seek credit facilities to be contracted by SPE InfraCo with Unsecured Creditors within the limit of BRL 3 billion. The loan can be used within a maximum term of 3 years as of the contracting date. On the other hand, creditors will be entitled to advance payment, without discount, of their respective Unsecured Credit in the amount equivalent to one third of the value of the Partner Creditors Loans offered by the creditor that is effectively used by the SPE InfraCo during the period of 3 years. In addition, the creditor may, for each Real or US dollar offered, have his respective remaining balance paid under the option originally chosen for payment of his credits.

5.2 Operational Restructuring

As described in the Amendment to the PRJ, Oi Group structured its Strategic Plan, with the purpose of contribute to the settlement of its financial liabilities, increasing its operational competitiveness and preserving the continuity of its activities.

The Strategic Plan proposes an operational, financial and strategic transformation to the Oi Group. Oi, together with its external advisors, evaluated strategic alternatives and financing sources that would allow the execution of its investment plan, focusing on the expansion of optical fiber. Such alternatives involve the divestment of certain assets, highlighting the Personal Mobile Service business line - which represented around 35% of Oi Group's revenue in 2019[11] - and the reorganization of other business lines, with emphasis on the fiber optic segment.

Thus, the Amendment to the PRJ envisages the formation and disposal of UPIs, detailed below.

UPI Movable Assets	UPI Data Center	UPI Towers	UPI InfraCo
• Disposal: 100% • Min. Price: BRL 15.0bn	• Disposal: 100% • Min. Price: BRL 0.325bn	• Disposal: 100% • Min. Price: BRL 1.0bn	• Disposal: 25.5% to 51%* • Min. Secondary: BRL 6.5bn • Put Right up to 51% of total capital

Figure 1. Source: Oi. * In relation to total capital, as long as it represents 51% of the voting capital of SPE InfraCo.

Further details on the UPIs formation, such as the type of disposal, purpose of funds, payment options, description of assets and others, are described in the Amendment to the PRJ.

In order to comply with the objectives of this Report, certain assumptions were adopted by Oi in relation to the timelines for the completion of the transactions, deal amounts, and deal structures adopted. Such assumptions were based on the best estimates of the Oi Group at the date of conclusion of this study. However, observed any limitations described in the Amendment to the PRJ, these assumptions carry some subjectivities related to the transactions, and it is not possible to guarantee the accuracy of certain terms, values and structures considered in this Report.

The minimum prices and other conditions expected for the disposal of the UPIs were based on assessments and estimates made exclusively by Oi and its advisors. EY did not review these valuations and minimum price estimates, nor did EY reconcile these values with the Company's current market capitalization.

5.2.1 UPI Movable Assets

As described in the Amendment to the PRJ, UPI Movable Assets will be comprised of 100% of the shares of SPE Movable, a wholly owned subsidiary of Telemar, whose specific purpose is its divestment in the form of UPI in the context of the Judicial Reorganization.

In addition to other liabilities described in the Amendment to the PRJ, a given Secured Creditor may choose to transfer its Secured Credit held against Oi Móvel to SPE Movable, respecting the remaining balance on the date of drawing up of the auction records in favor of the winner of the Competitive Bidding Procedure for the disposal of the UPI Movable Assets.

Oi Group estimates that the disposal of this UPI will be completed by the end of 2021, this estimate was also considered for the purpose of cash flow forecasting in this Report.

As described in the Amendment to the PRJ, in the event of the disposal of UPI Movable Assets, Oi Group will have the obligation to allocate part of the funds for the anticipation of the payment of

[11] Individual and Consolidated Financial Statements at December 31, 2019.

certain credits held by Secured Creditors (which will depend on the choice made by the Secured Creditor) and, in case the partial disposal of UPI InfraCo also takes place, of certain credits held by Unsecured Creditors who have chosen Restructuring Options I and II.

The minimum price for the UPI Movable Assets indicated by Oi Group in the Amendment to the PRJ is BRL 15 billion, which was also considered as the sale price for the purpose of the cash flow forecasting in this Report. If a Secured Creditor chooses to transfer his credits, as described above, the minimum price will correspond to the amount equivalent to the difference between BRL 15 billion and the amount of the debt.

As described in clause 5.3.8.8.2. of the Amendment to the PRJ, it is possible that the disposal of UPI Movable Assets may occur at an amount lower than the minimum price indicated above. This scenario, as well as its implications in the payment plan to creditors, was not analyzed in this Report, which adopted the minimum price established in the Amendment to the PRJ as the forecast assumption.

5.2.2 UPI InfraCo

As described in the Amendment to the PRJ, UPI InfraCo will comprise 100% of the shares of Brasil Telecom Comunicação Multimídia S.A. ("BTCM" or "SPE InfraCo"). The preliminary plan developed by Oi, and described in the Amendment to the PRJ, envisages the divestment of 51.0% of the voting capital of SPE InfraCo by means of: i) a payment of the minimum amount of BRL 6.5 billion to the Debtors; ii) a capital increase of UPI InfraCo through a cash contribution of up to BRL 5 billion; and iii) upon the assumption of the obligation to carry out additional cash contributions to the capital of SPE InfraCo, limited to the difference between BRL 5 billion and the capital increase mentioned above, in order to guarantee, within 3 months of the conclusion of the disposal, the full payment of SPE InfraCo's debt, detailed below, and the fulfillment of SPE InfraCo's investment plan.

InfraCo Shares Put Right: Debtors will have, at any time and up to 1 year of the payment of the last installment regarding the minimum amount of the BRL 6.5 billion mentioned above, the right to dispose to the respective acquirer of part of the UPI InfraCo the shares that exceed the percentage equivalent to 49.0% of the share capital of SPE InfraCo, for a price to be negotiated with the acquirer of the shares, observing a minimum price equivalent to the price per share of the partial divestment of UPI InfraCo.

Oi considered the amount of BRL 25.5 billion as the price for 100% of the total SPE InfraCo shares. Consequently, for the purpose of cash flow forecasting, and according to Oi's forecasts, the minimum value of BRL 6.5 billion was considered as the partial disposal price equivalent to 25.5% of the total capital stock (and 51% of the voting capital). Also, according to the same criteria established by Oi, BRL 6.5 billion was considered as the minimum amount to carry out the InfraCo Shares Put Right, amount which was also adopted for the purposes of cash flow forecasting. It should be noted that the Company may, at its sole discretion, exercise, or not, the InfraCo Shares Put Right, and the actual values may differ from those forecasted in this Report.

Oi Group estimates that the partial disposal of this UPI will be completed by the end of 2021, this estimate was also considered for the purpose of cash flow forecasting in this Report.

At the moment of transfer of its shares to the respective acquirer, SPE InfraCo will have, in addition to the other liabilities listed in the Amendment to the PRJ, a debt in the total amount of BRL 2,426,473,858.77 (two billion, four hundred and twenty-six million, four hundred and seventy-three thousand, eight hundred and fifty-eight reais and seventy-seven cents) with Telemar, due to the assumption of Oi Móvel's debt arising from an obligation to pay Telemar declared and unpaid interim dividends.

The Amendment to the PRJ provides for the possibility for SPE InfraCo to raise funds in the market, which may include the granting of guarantees involving shares of SPE InfraCo that represent 51.0% of the voting capital of SPE InfraCo, subject to certain conditions, including the possibility of reacquiring said shares in case of its transfer to third parties. If, within 2 years after the issuance of the debt instrument, the shares eventually transferred to third parties due to the granted guarantees are not reacquired by the Debtors or by the SPE InfraCo, the holder of the respective shares may sell the shares, transferring to the Debtors the exceeding price that the seller would have been entitled to receive in case the Debtors had reacquired the shares.

SPE InfraCo will concentrate certain fiber optic infrastructure assets that currently belong to the Oi Group, as detailed in the Amendment to the PRJ. One of the key aspects of SPE InfraCo's business plan is the development of a neutral fiber optic network, which will allow access to other telecommunications companies, besides the Oi Group, in SPE InfraCo's coverage locations. In other words, both Oi and other companies in the telecommunications sector will be able to hire and utilize SPE InfraCo's services to provide services related to the fiber optic network.

Part of the strategy is to use the network distribution infrastructure that already exists in Oi Group as a way to minimize the investments needed to expand the availability of fiber optic network coverage and, consequently, maximize the number of homes passed (HPs) with optical fiber and homes connected (HCs). The figure below illustrates the structure and business model of SPE InfraCo, according to Oi.


Oi Group
• Network management services
• Fiber network rental and other wholesale services
• Indefeasible right of use (IRU) contracts for transmission networks
• Network construction and maintenance services
UPI InfraCo
• Fiber network rental and other wholesale services
Other Clients

Figure 2. Source: Oi.

5.2.3 UPI Data Center

The UPI Data Center will be composed of 100% of the shares issued by the SPE Data Center. Oi Group estimates that the disposal of this UPI will take place in 2020, which was also considered as an assumption for the cash flow forecasting in this Report. The minimum price for the asset indicated by Oi Group in the Amendment to the PRJ, based on a binding offer received by the Company for the disposal of this UPI, is BRL 325,000,000.00 (three hundred and twenty-five million Reais). This amount was considered as the disposal price for the purpose of cash flow forecasting in this Report.

5.2.4 UPI Towers

UPI Towers will comprise 100% of the shares issued by SPE Towers. Oi Group estimates that the disposal of UPI will take place in 2020, which was also considered as an assumption for the cash flow forecasting in this Report. The minimum price for the asset indicated by Oi Group in the Amendment to the PRJ is BRL 1,000,000,000.00 (one billion Reais), this amount was considered as the disposal price for the purpose of cash flow forecasting in this Report.

6. Economic-Financial Projections

This chapter presents the economic-financial projections of the Oi Group considered for the Amendment to the PRJ, which consider the operational and financial assumptions estimated by the Company in the context of its financial and operational restructuring. The assumptions were provided by Oi to EY through reports and studies prepared by Oi and its external advisors, interviews with management and its advisors, memos, legal opinions and the Amendment to the PRJ. Therefore, the projections presented here reflect the assumptions adopted by the Company.

The projected cash flows for the business after the approval of the Amendment to the PRJ are still subject to potential changes. In addition to the natural uncertainties inherent to these projections, there are other factors that can impact the future cash flows of the business, such as accounting practices to be adopted, tax planning due to the tax treatment of the underlying transactions, regulatory understandings, legal interpretations, the non-conclusion of the transactions in the provided terms and conditions, as well as market appetite in order to the transactions take place within the planned terms.

All assumptions made in this Report were based on expected scenarios and were projected exclusively by the Company and its managers, advisors and further service providers hired for the elaboration of the Amendment to the PRJ and were not subject to an independent investigation by EY, which was not tasked, as part of the work's scope, to propose or judge any aspects related to such events. The Company opted for not adopting IFRS 16 / CPC 06 (R2) in its forecasts and, for comparability purposes, historical financial information is also presented without the effect of adopting IFRS 16 / CPC 06 (R2). Thus, EY's conclusions contained in this Report assume the basic premise that, when designing these scenarios, the Company observed all applicable legal, regulatory and tax aspects, including those related to the disposal of UPIs as envisaged in the Amendment to the PRJ. It is important to note that such understandings of the Company when designing such scenarios may be different from those of its creditors, tax authorities, legal authorities and regulatory agencies.

Since the companies of the Oi Group have a significant economic and operational interconnection, the projections were made on a consolidated basis, including the assumptions and figures of the Debtors, as well as Oi's other subsidiaries.

For the Oi Group projection, results regarding the UPI Movable Assets were consolidated to Oi Group results only in 2020. According to Oi, in 2021, UPI Movable Assets will be treated as an asset held for sale and the result of this period will be attributed to an eventual buyer and, therefore, not consolidated to the Oi Group results projected in this Report.

In addition, as described in the Amendment to the PRJ, the Telecommunications sector is currently undergoing relevant regulatory changes, notably the current regulation of Law No. 13,879 / 2019, as well as the Fixed Telephony Continuity Regulation (*Regulamento de Continuidade da Telefonia Fixa*). Such instruments provide an opportunity to make operations and obligations more flexible, in order to guarantee an adequate return on the provision of concession-related services. In this sense, the Oi Group adopted as an assumption the massive discontinuity, in the year of 2025, of the services related to copper in the companies Oi and TLM. Thus, Oi will have as a scenario the provision of the service upon authorization, in case it adapts its concession, otherwise the concession will be ceased until 2025.

Based on the Strategic Plan, the Amendment to the PRJ and other documents provided by the Company, described in the section "General Considerations", all of them containing, in an aggregate manner, the Company's operating assumptions, EY analyzed the operating assumptions and future results projected by Oi Group.

For this purpose, the following activities were carried out:

1) Discussions with the Company in order to understand the projections;
2) Identification, through the spreadsheets provided by Oi, of the most relevant and necessary assumptions for the projections;
3) Comparison between historical and projected results;
4) Comparative analysis of comparable company indicators obtained through S&P Capital IQ.

Following are the detailed projections of Oi's financial modeling in nominal values (inflation included in the projections). This scenario considered that the ratification of the Amendment to the PRJ will occur in September 2020.

6.1 Macroeconomic Data

The following tables present the macroeconomic assumptions used as basis for the financial projections.

Description	Unit	Source	Date	2020	2021	2022	2023	2024
IPCA	% p.a.	*BCB*	*May/20*	1.59%	3.15%	3.45%	3.42%	3.37%
CPI	% p.a.	*BMI*	*May/20*	0.06%	1.20%	1.97%	1.97%	1.99%
HICP	% p.a.	*Oxford Economics*	*May/20*	0.21%	1.49%	1.55%	1.69%	1.80%
EURO (year average)	BRL	*Oxford Economics*	*May/20*	5.73	5.17	4.80	4.74	4.86
USD (year average)	BRL	*BCB*	*May/20*	5.26	5.04	4.80	4.82	4.84
EURO (end of period)	BRL	*Oxford Economics*	*May/20*	5.67	4.87	4.73	4.77	4.96
USD (end of period)	BRL	*BCB*	*May/20*	5.36	5.06	4.85	4.88	4.89
TR	% p.a.	*BCB*	*May/20*	0.00%	0.00%	0.00%	0.00%	0.00%
INPC	% p.a.	*BCB*	*May/20*	2.18%	3.19%	3.28%	3.28%	3.50%
Selic	% p.a.	*BCB*	*May/20*	2.78%	3.02%	4.68%	5.64%	5.96%
TJLP	% p.a.	*BCB*	*May/20*	4.94%	4.94%	4.94%	4.94%	4.94%

Description	Unit	Source	Date	2025	2026	2027	2028	2029
IPCA	% p.a.	*BCB*	*May/20*	3.37%	3.37%	3.37%	3.37%	3.37%
CPI	% p.a.	*BMI*	*May/20*	2.02%	2.03%	2.02%	2.02%	2.00%
HICP	% p.a.	*Oxford Economics*	*May/20*	1.88%	1.94%	1.96%	1.98%	1.98%
EURO (year average)	BRL	*Oxford Economics*	*May/20*	5.03	5.10	5.19	5.29	5.39
USD (year average)	BRL	*BCB*	*May/20*	4.90	4.97	5.03	5.10	5.17
EURO (end of period)	BRL	*Oxford Economics*	*May/20*	5.07	5.14	5.23	5.34	5.44
USD (end of period)	BRL	*BCB*	*May/20*	4.95	5.02	5.09	5.15	5.22
TR	% p.a.	*BCB*	*May/20*	0.00%	0.00%	0.00%	0.00%	0.00%
INPC	% p.a.	*BCB*	*May/20*	3.50%	3.50%	3.50%	3.50%	3.50%
Selic	% p.a.	*BCB*	*May/20*	5.96%	5.96%	5.96%	5.96%	5.96%
TJLP	% p.a.	*BCB*	*May/20*	4.94%	4.94%	4.94%	4.94%	4.94%

Table 3.

6.2 Operational Projections

Net Revenue

The revenues of Oi Group were segregated in fixed lines, mobile, broadband and data, pay-tv and other revenues. The taxes deducted from the Gross Revenue according to the Brazilian Legislation are PIS, COFINS, ICMS and ISS.

As described in the Amendment to the PRJ, the Company intends to perform a process of both operational and strategic transformation, which are reflected in some variations over the forecasted period, highlighting the disposal of the Personal Mobile Service business line. In addition, a reduction in revenues from fixed telephony and a greater relevance of revenues from broadband and data, especially optical fiber, are projected.

Below are presented the projections of Oi Group's revenues.


Net Revenue (in millions of BRL)
25,000
20,000
15,000
10,000
5,000
0
2019 (H)
2020
2021
2022
2023
2024
2025
2026
2027
2028
2029
Fixed Lines
Fixed Broadband and Data
Pay TV
Others
Mobile

Chart 14. Source: *Oi.*
2019 refers to historical data.

According to the Company, a 7% drop in revenue from retail mobility is expected in 2020, driven mainly by the drop in prepaid and the closure of physical stores and points of sale, due to the impacts of the Coronavirus pandemic. With the disposal of UPI Movable Assets, expected to occur in 2021, Oi Group estimates a reduction of approximately BRL 7 billion in its net revenue, contributing to the 40% drop, pointed out in the chart above, forecasted between 2020 and 2021.

In 2021, UPI Movable Assets will be treated as an asset held for sale and the result of this period will be attributed to an eventual buyer, thus not consolidated to the projected Oi Group results.

In addition, according to the Company's assumptions, revenue from fixed telephony lowers its relevance throughout the forecasted period, while broadband consolidates as the main source of revenue. As previously mentioned, this behavior stems from the Company's strategic planning and expectations regarding the evolution of market dynamics and user's consumption patterns for telecommunication services, including the replacement of voice services for data services and degradation of technologies related to copper, through the growth of fiber optic technologies. Further details of Oi Group's expectations regarding the behavior of these revenue lines are described below.

Fixed Lines

The fixed lines revenue includes local and long-distance services, in accordance with permits and concessions issued by ANATEL, to retail, wholesale, corporate and business (small and medium enterprises – "SME") customers.

The following chart shows the projected revenue from fixed lines:


Fixed Lines (in millions of BRL)
6,000
5,000
4,000
3,000
2,000
1,000
0
2019 (H)
2020
2021
2022
2023
2024
2025
2026
2027
2028
2029
Retail Copper
SME Copper
Corporate Copper
Wholesale Copper
Retail Fiber
SME Fiber
Corporate Fiber

Chart 15. Source: Oi.
2019 refers to historical data.

According to Oi, the drop in revenues from Fixed Lines arises from two main factors, i) a declining market trend in demand for voice services, and ii) the Company's plan to reduce its focus on copper, through the shutdown of commercial activities in locations with low expected returns and reduction of expenses in order to compensate the drop in revenue.

Additionally, there is a partial replacement of copper-related revenue for fiber-related revenue, in connection with the Company's strategy of prioritizing investments in optical fiber.

Broadband

The Broadband and Data line considers the sale of broadband internet and bundled services to retail, corporate and SME customers. The chart below shows the evolution of this revenue line, forecasted by Oi:


Broadband and Data (in millions of BRL)
9,000
8,000
7,000
6,000
5,000
4,000
3,000
2,000
1,000
0
2019 (H)
2020
2021
2022
2023
2024
2025
2026
2027
2028
2029
Copper Retail
SME Copper
Corporate Copper
Fiber Retail
SME Fiber
Broadband, Data and IT

Chart 16. Source: Oi.
2019 refers to historical data.

Oi's assumption about the growth of broadband internet and aggregate services is shown in the chart above, guided by the Company's expansion in the fiber optics segment. According to the Oi Group, by accelerating the implementation of fiber-to-the-home (FTTH), an average annual growth of 47% in HPs[12] is projected between 2019 and 2024, and of this total of HPs, Oi estimates a curve in the

[12] "Homes passed" means the number of houses served by Oi Group's fiber optic services coverage.

service's take up[13] rate, achieving a 23% rate 3 years after the implantation of a new HP.

In the first quarter of 2020, broadband fiber revenues represented approximately 2.4% of Oi Group's total revenue and the Company projects that this service will account for 55% of Oi Group's total revenue in 2029. It is worth highlighting the relevance that SPE InfraCo has in the development of this growth plan projected by Oi and, consequently, a change in the strategic direction of SPE InfraCo, may be reflected in the FTTH numbers presented above.

Finally, it is important to note that, as detailed in the Amendment to the PRJ, revenues from the wholesale fiber optics segment will be transferred to SPE InfraCo, as well as network assets. The copper network, revenues from the wholesale copper segment and STFC, DSL, B2B, SME clients and government customers will remain at Oi S.A., in addition to field operations, call center and TV (DTH and IPTV).

Pay TV

According to the Amendment to the PRJ, Oi Group, in its effort to rationalize and seek efficiency in its pay TV services, has evaluated market opportunities, including the possibility of forming strategic partnerships to provide these services. With these measures, the Company expects to reduce operating costs by optimizing its pay TV transmission service assets. Thus, for projective purposes, Oi works with a scenario in which, as of 2022, a strategic partnership will be formed, in which Oi will contribute its assets related to the Pay TV operation and, in return, will have a stake in its revenues, reversing the current loss scenario. This Report used the assumptions and the operating model adopted by the Company, even though they may suffer variations during the negotiation process with potential partners, currently in a preliminary stage.

Other Revenues

This line includes interconnection revenues, additional revenues from Oi's subsidiaries (Serede, BTCC and others) and revenues from infrastructure lease and towers infrastructure contracts signed with SPE InfraCo.


Other Revenues (in millions of BRL)
2,000
1,500
1,000
500
0
2019 (H)
2020
2021
2022
2023
2024
2025
2026
2027
2028
2029

Chart 17. Source: Oi.
2019 refers to historical data.

According to Oi, this revenue line is mainly composed of revenues from Serede, which currently provide services only to companies from the Oi Group and, as of 2021, will also provide installation and maintenance services for SPE InfraCo. The 2025 reduction is largely explained by the drop in the volume of new HP installations, according to the Company's assumptions.

[13] Percentage of customers - number of connected homes (HCs - "homes connected") in relation to the number of HPs.

Costs and Expenses

Costs and expenses were projected by Oi and specified as follows: revenue related expenses, network expenses, commercial expenses, SG&A expenses and other expenses.

Expenses Related to Revenue

Expenses related to revenue include interconnection expenses, expenses with BDP, ANATEL fees and content acquisition, as shown below:


Expenses Related to Revenue (Costs and Expenses - in millions of BRL)
4,000
3,500
3,000
2,500
2,000
1,500
1,000
500
0
2019 (H)
2020
2021
2022
2023
2024
2025
2026
2027
2028
2029
Interconnection
BDP
Anatel Fees
Content Acquisition

Chart 18. Source: Oi.
2019 refers to historical data.

According to assumptions provided by the Company, expenses with BDP shall increase in 2020 as a result of the economic impacts of Covid-19. The Company projects this expense line returning to normal levels as of 2021. Expenses with ANATEL and interconnection fees reduce 75% between 2020 and 2021 as a reflection of the disposal of UPI Movable Assets, stabilizing in the following years.

Additionally, according to the strategy described in the Amendment to the PRJ regarding the formation of a strategic partnership for operation in the Pay TV segment, Oi projects a reduction in its spending on content acquisition, from 2022 onwards.

Network Expenses

Network expenses involve network maintenance, transmission infrastructure, telecom infrastructure, revenue from infrastructure rental, customer services and collection, post and billing, as shown below:


Network Expenses (Costs and Expenses - in millions of BRL)
8,000
6,000
4,000
2,000
0
-2,000
2019 (H)
2020
2021
2022
2023
2024
2025
2026
2027
2028
2029
Network Maintenance Service
Transmission Infrastructure
Telecom Infrastructure
Infrastructure Telecom Revenue
Customer Service
Collection, Post and Billing

Chart 19. Source: Oi.
2019 refers to historical data.

Network maintenance cost decreases between 2020 and 2021 due to the disposal of UPI Movable Assets and the partial disposal of UPI InfraCo.

The contra account "Infrastructure Telecom Revenue" dropped in the aforementioned period due to the transfer of capacity swap and dark fiber to SPE InfraCo, which currently account for the largest portion of this line, according to the Company. Long-term contracts between Oi Group and SPE InfraCo are also included in this line.

Network expenses regain growth in 2021 as a result of the Company's expansion plan in fiber. In 2026, the drop in this expenses group is related to the end of the concession, according to the Company's assumptions.

Commercial Expenses

The commercial expenses, projected by Oi, include advertising, sales, inventory management and cost of goods sold:

Commercial Expenses (in millions of BRL)


2,500
2,000
1,500
1,000
500
0
2019 (H)
2020
2021
2022
2023
2024
2025
2026
2027
2028
2029
Marketing
Corporate Communication
Sales
Inventory Management
COGS

Chart 20. Source: Oi.
2019 refers to historical data.

The Company forecasts a 78% drop in commercial expenses between 2020 and 2021, explained by the disposal of UPI Movable Assets and the reduction in the commercial activity related to copper-based services. In addition, Oi estimates an increase in sales expenses between 2021 and 2024, related to the growth of the FTTH broadband service in this period.

G&A Expenses

The G&A expenses, projected by Oi, are split among personnel, IT, general expenses and consulting and advisory services.


General and Administrative Expenses (in millions of BRL)
3,500
3,000
2,500
2,000
1,500
1,000
500
0
2019 (H)
2020
2021
2022
2023
2024
2025
2026
2027
2028
2029
Personnel + Profit Sharing
IT
General Expenses
Consulting And Advisory Services

Chart 21. Source: Oi.
2019 refers to historical data.

According to the Company, in 2020, general expenses are offset by the capital gain from the divestment of real estate assets. According to the Company's assumptions, the drop observed between 2024 and 2025 is due to the slowdown in the expansion plan for fiber HPs.

Other Expenses

Other expenses encompass contingencies, legal and tax obligations, as shown below:


Other Expenses (in millions of BRL)
1,000
800
600
400
200
0
-200
2019 (H)
2020
2021
2022
2023
2024
2025
2026
2027
2028
2029
Contingencies
Legal
Tax Obligations
Consortium
Others

Chart 22. Source: Oi.
2019 refers to historical data.

According to Oi's assumptions, the peak in Legal expenses in 2020 is explained by a higher demand for these services due to the strategic movements pursued by the Company throughout this year. Oi forecasts an improvement in its customer service and execution of agreements, resulting, in the medium and long term, in a reduction in costs related to contingencies.

Tax obligations are mainly represented by taxes generated in operations with other Oi Group companies. Finally, the "Others" line, projected by Oi, reflects the loss of synergies after the disposal of UPIs.

EBITDA Margin

Considering the aforementioned accounts, the chart below shows the EBITDA changes in the current projection.


EBITDA and EBITDA Margin (in millions of BRL and %)
5,000
4,000
3,000
2,000
1,000
0
30%
25%
20%
15%
10%
5%
0%
2019 (H)
2020
2021
2022
2023
2024
2025
2026
2027
2028
2029
EBITDA
EBITDA Margin

Chart 23. Source: Oi.
2019 refers to historical data.

Oi projects a 69% reduction in EBITDA in 2021, mainly due to the disposal of UPI Movable Assets. From then on, the Company projects a recovery of its EBITDA margin, with the hastening of the FTTH implementation and reduced focus on copper-related services, in addition to the implementation of measures to optimize costs and expenses. From 2025 onwards, Oi projects an increase in the EBITDA margin due to the end of the concession.

Depreciation and Amortization

Below are presented the depreciation and amortization forecasted by Oi. The depreciation rate for new investments considered by the Company was 10%. For other assets, it was considered the depreciation projected by the Company.


Depreciation and Amortization (in millions of BRL)
7,000
6,000
5,000
4,000
3,000
2,000
1,000
0
2019 (H)
2020
2021
2022
2023
2024
2025
2026
2027
2028
2029

Chart 24. Source: Oi.
2019 refers to historical data.

According to the Company's assumptions, the reduction in depreciation and amortization between 2020 and 2021 is due to the transfers of assets to the formation of SPE Movable and SPE InfraCo. Additionally, from 2021 onwards, Oi Group projects a lower level of investments necessary to maintain its activities, since it assumes the reduction of copper activities and expansion to fiber, the latter relying on the infrastructure provided by SPE InfraCo in order to operationalize its activities. The lower level of projected investments is also reflected in the continued reduction in depreciation and amortization until 2029.

6.3 Consolidated Income Statement

The table below shows the forecasted consolidated income statement of the Oi Group.

Consolidated Income Statement (in millions of BRL)

	2019	2020	2021	2022	2023	2024	2025	2026	2027	2028	2029
Net Revenue	19,949	18,500	11,054	9,551	10,293	11,222	11,285	11,363	11,518	11,625	11,691
Costs and Expenses	(15,439)	(14,207)	(9,717)	(8,038)	(8,443)	(9,231)	(9,011)	(8,236)	(8,344)	(8,485)	(8,605)
Revenue Related Expenses	(3,380)	(3,198)	(1,747)	(527)	(535)	(583)	(631)	(650)	(660)	(664)	(668)
Network Related Expenses	(6,435)	(5,911)	(4,534)	(4,226)	(4,440)	(4,974)	(5,314)	(4,536)	(4,659)	(4,757)	(4,857)
Commercial Expenses	(2,276)	(2,042)	(458)	(459)	(538)	(597)	(533)	(520)	(511)	(519)	(525)
G&A Expenses	(2,976)	(2,236)	(2,425)	(2,302)	(2,426)	(2,560)	(1,991)	(1,998)	(1,970)	(1,994)	(1,999)
Other Expenses	(373)	(820)	(553)	(525)	(504)	(518)	(543)	(532)	(544)	(551)	(556)
EBITDA	4,510	4,293	1,336	1,513	1,850	1,991	2,274	3,127	3,174	3,140	3,085
EBITDA Margin	*22.61%*	*23.21%*	*12.09%*	*15.84%*	*17.97%*	*17.74%*	*20.15%*	*27.52%*	*27.56%*	*27.01%*	*26.39%*
Depreciation and Amortization	(5,859)	(5,501)	(4,700)	(4,078)	(3,717)	(3,337)	(2,954)	(2,562)	(2,162)	(1,762)	(1,362)
Other Revenues (Expenses)	(2,118)	(665)	6,630	3,845	4,341	7,613	989	1,151	1,262	1,333	1,382
EBIT	(3,467)	(1,874)	3,267	1,280	2,474	6,267	310	1,716	2,274	2,710	3,105
Financial Income (Expenses)	(4,845)	(7,433)	(2,176)	(14)	(872)	(821)	(1,481)	(323)	(363)	(378)	(386)
EBT	(8,312)	(9,307)	1,090	1,266	1,602	5,445	(1,171)	1,392	1,911	2,332	2,720
Income Tax and Social Contribution	57	-	(866)	(670)	(622)	(1,645)	(14)	(16)	(16)	(18)	(408)
Net Profit	(8,255)	(9,307)	224	596	980	3,801	(1,185)	1,377	1,895	2,315	2,311

Table 4.

6.4 Cash Flow of Oi Group

The Company's consolidated cash flow was calculated from the EBITDA including the changes in working capital, taxes, investments, debts, payment plan to creditors and other expenditures that have effect on cash over the projection, further detailed below.

6.4.1 Operating Cash Flow

The operating cash flow is presented below:

Cash Flow from Operating Activities (in millions of BRL)

	2019	2020	2021	2022	2023	2024	2025	2026	2027	2028	2029
(=) EBITDA	4,510	4,293	1,336	1,513	1,850	1,991	2,274	3,127	3,174	3,140	3,085
(-) Income Tax and Social Contribution	(140)	(143)	(339)	(165)	(491)	(1,278)	(14)	(16)	(16)	(18)	(352)
(+/-) Changes in Working Capital	(768)	(2,338)	1,145	35	(54)	(722)	(556)	(514)	(341)	(296)	(277)
(+/-) Dividends and Interest on Equity	-	22	2,426	-	81	431	448	691	887	1,006	1,095
(-) Tax Refinancing	(152)	(85)	(95)	(107)	(121)	(100)	-	-	-	-	-
(=) Cash Flow from Operating Activities	3,450	1,749	4,473	1,276	1,265	321	2,152	3,288	3,705	3,832	3,551

Table 5.

<u>Income Tax and Social Contribution</u>

This line includes Income and Social Contribution Taxes on Net Profit, as well as all the Income Tax withheld in favor of third parties related to financial operations.

The rate of the income tax is equivalent to 15% of the earnings before tax (EBT) on the Actual Profit tax system (*Lucro Real*), plus an additional 10% on the amount above BRL 240 thousand (annual). The social contribution rate was projected at 9% of the taxable income.

Additionally, if there are accumulated losses over the projection, these balances reduce the direct taxes calculation basis in up to 30%, limited by the remaining balance of the accumulated losses.

Regarding the Income Tax and Social Contribution (IRPJ and CSLL, respectively), the Company estimates that the tax gains generated i) by the renegotiation with its creditors, ii) by the disposal of the UPIs and iii) the sale of other assets, will be partially absorbed by current and accumulated fiscal losses of the Debtors, considering the corporate reorganizations contemplated in the Company's projections in order to optimize the Oi Group's tax structure, namely the merger of Telemar into Oi, in December 2020, and the merger of Oi Móvel into Oi, in December 2021.

<u>Working Capital Needs</u>

The working capital needs were projected by Oi and contemplate changes in relation to the historical cycle of accounts payable and receivable, due to the disposal of UPI Movable Assets and the segregation and partial disposal of UPI InfraCo. The Company calculates working capital cycles for each business unit and forecasts average receivable and payable cycles shorter than current terms.

Additionally, included in the projection of the Company's working capital needs are deferred income/expenses, tax compensations, the impact of court deposits, the liabilities of onerous contracts with Globenet in 2020, the advanced payment of the surplus distribution related to the National Commission of Complementary Pension (*Superintendência Nacional de Previdência Complementar*)

managed by Sistel and the divestment of real estate assets.

Dividends and Interest on Equity

Oi Group, as a shareholder of SPE InfraCo will be entitled to dividends. The flow of the receipt of dividends and interest on equity becomes continuous in the projections due to the positive net profits forecasted for SPE InfraCo, as detailed in the section "SPE InfraCo". It is worth highlighting that said inflow becomes relevant to allow the Oi Group to maintain its investment strategy and payment plan to creditors.

In addition, this line includes the receipt of dividends payable, equivalent to BRL 2.4 billion, to be transferred from Oi Móvel to SPE InfraCo at the time of the transfer of SPE InfraCo to the acquirer, as described in the Amendment to the PRJ.

Tax Refinancing

According to Oi, the installments of the Company's tax debts include the installments of Law No 11,941/2009, Law 12,865/2013 and Law 13,946/2017, already negotiated. The companies involved in these refinancing processes are: Oi, Telemar, Oi Móvel and BTCM.

6.4.2 Cash Flow from Investing Activities

The projection below includes the investment activities of the Oi Group.

Cash Flow from Investing Activities (in millions of BRL)

	2019	2020	2021	2022	2023	2024	2025	2026	2027	2028	2029
(-) Capex	(7,813)	(7,030)	(1,739)	(1,335)	(1,006)	(951)	(944)	(778)	(787)	(775)	(784)
(+/-) Disposals and non-recurring operations	292	5,737	15,000	3,348	3,505	6,500	-	-	-	-	-
(=) Cash Flow from Investing Activities	(7,522)	(1,294)	13,261	2,013	2,499	5,549	(944)	(778)	(787)	(775)	(784)

Table 6.

Currently, Oi directs its investments mainly to the improvement of its existing structure. The Company forecasts an average of capital expenditures amounting to 12% of net revenue throughout the projection. It is worth noting that the drop observed between 2020 and 2021 is related to the disposal of UPI Movable Assets. Additionally, according to the Company's assumptions, the gradual reduction in investments, observed over the forecasted period, is related to the reduction of its activities related to copper.

The line "Disposals and non-recurring operations" refers to the disposal of UPIs, according to Oi's assumptions, detailed in the "Operational Restructuring" section of this Report and in the Amendment to the PRJ.

Although the Amendment to the PRJ envisages the possibility of carrying out the UPI InfraCo Minimum Secondary Installment, in the amount of BRL 6.5 billion, in up to 3 annual installments, for forecasting purposes, Oi considered only two installments of equal value, in the years of 2022 and 2023. Additionally, Oi considers the exercise of the InfraCo Shares Put Right in the year of 2024.

6.4.3 Cash Flow from Financing Activities

The projection below contemplates the financing activities of the Oi Group.

Cash Flow from Financing Activities (in millions of BRL)

	2019	2020	2021	2022	2023	2024	2025	2026	2027	2028	2029
(+) Capital Increase	3,851	-	-	-	-	-	-	-	-	-	-
(+/-) Post-Petition Debt	-	2,489	(4,009)	(2)	(3)	(10)	(13)	(0)	-	-	-
(-) Onerous Contracts	-	-	(1,223)	(1,267)	(1,168)	(1,280)	(1,248)	(1,380)	(1,314)	(1,448)	-
(+/-) Other Financial Incomes (Expenses)	(618)	(459)	(123)	94	44	(71)	(155)	97	98	99	99
(+/-) Other Financing Needs	-	-	-	-	-	-	10,880	2,388	1,255	288	(1,442)
(-) Financial Expenses – Other Financing Needs	-	-	-	-	-	-	(487)	(1,082)	(1,245)	(1,314)	(1,262)
(=) Cash Flow from Financing Activities	3,233	2,030	(5,355)	(1,175)	(1,127)	(1,361)	8,976	24	(1,206)	(2,376)	(2,606)

Table 7.

In order to meet the cash needs projected by the Oi Group, additional financing was considered through the "Other Financing Needs" line, whose conditions are described below. It should be noted that the company may seek other debt instruments at conditions and rates that best suits its capital needs, in order to maximize its leverage capability and optimize its capital structure.

<u>Post-Petition Debts</u>

This line mainly includes debentures issued by Oi Móvel in January 2020, in connection with the clause 5.3 of the Original Plan, and its payment in 2021, in addition to other less relevant post-petition debts of the Company.

<u>Onerous Contracts</u>

Referring to the liability of the onerous contract with Globenet, as of 2021. According to the Company's assumptions, the 2020 portion was treated as a non-recurring item of working capital, reflected in the Operating Cash Flow.

<u>Other Financing Needs</u>

To maintain the minimum cash balance of BRL 2.0 billion, other financing needs with an interest rate equal to CDI + 3% p.a. were considered. Additionally, it is also contemplated in this line the contracting of a financing to supply the resources needed to the settlement of the Unsecured Bondholders Qualified Credits, in 2025, according to the Company's assumptions.

<u>Financial Income and Other Financial Expenses</u>

This line includes cash inflows from interest on cash surplus, insurance expenses, bank expenses, surety bonds and interest on late payments.

6.4.4 Projection of the Creditors Plan

The flow of payments to creditors is presented below, according to the Original Plan and adjusted by the Amendment to the PRJ.

	2019	2020	2021	2022	2023	2024	2025	2026	2027	2028	2029	2030
Class I	-	-	(29)	-	(165)	(165)	(166)	(166)	(166)	(166)	-	-
Class II	-	-	(4,594)	-	-	-	-	-	-	-	-	-
Class III	(1,486)	(1,316)	(1,453)	(3,835)	(5,597)	(5,881)	(11,401)	(2,368)	(1,547)	(515)	(161)	(78)
Class IV	-	-	(7)	-	-	-	-	-	-	-	-	-
Payment Flow	(1,486)	(1,316)	(6,083)	(3,835)	(5,762)	(6,046)	(11,567)	(2,534)	(1,712)	(681)	(161)	(78)
	2031	2032	2033	2034	2035	2036	2037	2038	2039	2040	2041	2042
Class I	-	-	-	-	-	-	-	-	-	-	-	-
Class II	-	-	-	-	-	-	-	-	-	-	-	-
Class III	-	-	-	-	-	-	-	(1,399)	(1,422)	(1,446)	(1,469)	(1,494)
Class IV	-	-	-	-	-	-	-	(6)	(6)	(6)	(6)	(6)
Payment Flow	-	-	-	-	-	-	-	(1,405)	(1,428)	(1,451)	(1,475)	(1,499)

Table 8.

According to Oi, the credits with Anatel were projected according to the "Regulatory Agencies Pre-Petition Credits" option described in the Original Plan. For the Amendment to the PRJ, the Company considered as assumption the payment of these credits in accordance with the terms of Law No. 13,988/2020.

Additionally, Oi considers, for projective purposes, the payment of 100% of the credits held by Class II Creditors in the disposal of UPI Movable Assets, according to the Purchase Obligation mechanism described in the Amendment to the PRJ. Regarding the Unsecured Creditors Restructuring Option I and Restructuring Option II, the Company forecasted the full payment of their respective credits through the Liquidity Event Purchase Obligation, in 3 consecutive and equal annual installments, starting in 2022. If the InfraCo Shares Put Right is not exercised under the conditions outlined by Oi, the payment of the Liquidity Event Purchase Obligation may be affected.

Finally, Oi did not forecast the adoption of creditors to the option of Partner Creditors Loans.

6.4.5 Consolidated Cash Flow

The consolidated cash flow is presented below.

Consolidated Cash Flow (in millions of BRL)

	2019	2020	2021	2022	2023	2024	2025	2026	2027	2028	2029
(=) EBITDA	4,510	4,293	1,336	1,513	1,850	1,991	2,274	3,127	3,174	3,140	3,085
(-) Income Tax and Social Contribution	(140)	(143)	(339)	(165)	(491)	(1,278)	(14)	(16)	(16)	(18)	(352)
(+/-) Changes in Working Capital	(768)	(2,338)	1,145	35	(54)	(722)	(556)	(514)	(341)	(296)	(277)
(+/-) Dividends and Interest on Equity	-	22	2,426	-	81	431	448	691	887	1,006	1,095
(-) Tax Refinancing	(152)	(85)	(95)	(107)	(121)	(100)	-	-	-	-	-
(=) Cash Flow from Operating Activities	3,450	1,749	4,473	1,276	1,265	321	2,152	3,288	3,705	3,832	3,551
(-) Capex	(7,813)	(7,030)	(1,739)	(1,335)	(1,006)	(951)	(944)	(778)	(787)	(775)	(784)
(+/-) Disposals and non-recurring operations	292	5,737	15,000	3,348	3,505	6,500	-	-	-	-	-
(=) Cash Flow from Investing Activities	(7,522)	(1,294)	13,261	2,013	2,499	5,549	(944)	(778)	(787)	(775)	(784)
(+) Capital Increase	3,851	-	-	-	-	-	-	-	-	-	-
(+/-) Post Petition Debts	-	2,489	(4,009)	(2)	(3)	(10)	(13)	(0)	-	-	-
(-) Onerous Contracts	-	-	(1,223)	(1,267)	(1,168)	(1,280)	(1,248)	(1,380)	(1,314)	(1,448)	-
(+/-) Other Financial Incomes (Expenses)	(618)	(459)	(123)	94	44	(71)	(155)	97	98	99	99
(+/-) Other Financing Needs	-	-	-	-	-	-	10,880	2,388	1,255	288	(1,442)
(-) Financial Expenses – Other Financing Needs	-	-	-	-	-	-	(487)	(1,082)	(1,245)	(1,314)	(1,262)
(=) Cash Flow from Financing Activities	3,233	2,030	(5,355)	(1,175)	(1,127)	(1,361)	8,976	24	(1,206)	(2,376)	(2,606)
(=) Cash Flow Before Creditors Plan	(838)	2,485	12,380	2,114	2,637	4,510	10,184	2,534	1,712	681	161
Class I	-	-	(29)	-	(165)	(165)	(166)	(166)	(166)	(166)	-
Class II	-	-	(4,594)	-	-	-	-	-	-	-	-
Class III	(1,486)	(1,316)	(1,453)	(3,835)	(5,597)	(5,881)	(11,401)	(2,368)	(1,547)	(515)	(161)
Class IV	-	-	(7)	-	-	-	-	-	-	-	-
(=) Cash Flow After Creditors Plan	(2,325)	1,169	6,297	(1,722)	(3,125)	(1,536)	(1,383)	-	-	-	-
Cash Balance	2,300	3,468	9,765	8,044	4,918	3,383	2,000	2,000	2,000	2,000	2,000

Table 9.

The Company forecasts its operating flows until 2029, after this period Oi assumes a steady operating cash generation, reducing its debt balance over the following years.

6.5 SPE InfraCo

6.5.1 Operating Projections

SPE InfraCo's projections were based on assumptions adopted by Oi, that involved market analyses, market knowledge and support from external advisors. Furthermore, a substantial part of the fiber structure was transferred from the Debtors to SPE InfraCo with the objective of forming a neutral network company and leveraging the Company's growth plan.

However, it has not been identified the presence of comparable companies in the market that accurately reflected the business plan to be performed by SPE InfraCo. This occurs due to many variables related to this type of business, which are country specific and particular to each market context, such as cost of civil and engineering work, the project specific roll-out plan, regulation, coverage area, market size and, especially, the development of the competition.

Thus, it is worth noting that the fiber optic market is expanding in Brazil and the assumptions adopted may materialize differently from current market expectations, especially when considering the level of investments and the accelerated expansion schedule. The development of competition may occur in a different way than forecasted by Oi, since the accelerated deployment of the fiber market in Brazil may render especially subjective the task of management of analyzing the behavior of competition.

This Report adopted the same economic and financial assumptions used by Oi Group in its preliminary negotiations with potential investors.

Net Revenue

SPE InfraCo's revenue was segregated between Oi Group Fiber Connections, Other Telecom Fiber Connections, Wholesale and Other Services.


Net Revenue (in millions of BRL)
12,000
10,000
8,000
6,000
4,000
2,000
0
2021
2022
2023
2024
2025
2026
2027
2028
2029
Oi Group
Other Telecom
Whosale
Other

Chart 25. Source: Oi.

The Company believes that the capillarity of the Oi Group structure can be leveraged through the development of a neutral network. Therefore, according to the Company, SPE InfraCo will provide services not only to Oi Group, but also to other operators and providers.

In addition to revenues from FTTH connections for Oi and other customers, SPE InfraCo will also provide Wholesale services, including dedicated links, FTT-Tower, FTT-City, FTT-ISP, dark fiber and capacity swap, as well as other network management services.

Thus, the Company projects the following average growth in SPE InfraCo's revenue lines between 2021 and 2025: i) 30% per year for the Oi Group fiber connections line, ii) 60% per year in Other

Telecom fiber connections, and iii) 18% per year for Wholesale. According to the Company's assumptions, revenues from Other Services, which include copper network management services, go through an average reduction of 18% per year.

Operating Costs and Expenses

The costs and expenses were projected by Oi with the following breakdown: expenses related to revenues, network expenses, commercial expenses and general and administrative expenses. As evidenced by the chart below, Oi projects a reduction in expenses related to revenue, motivated by efficiency and synergy of a neutral network company.


Operating Costs and Expenses (in millions of BRL)
4,500
4,000
3,500
3,000
2,500
2,000
1,500
1,000
500
0
2021
2022
2023
2024
2025
2026
2027
2028
2029
Network Related and Other Expenses
SG&A Expenses

Chart 26. Source: Oi.

The network expenses and other expenses include expenses with transmission and network maintenance, installation services, expenses with dark fiber swap and electricity, aside from contractual agreements with Grupo Oi and Anatel fees. Expenses remain constant throughout the Company's projection, with variations that go with the expansion of SPE InfraCo.

EBITDA Margin

Considering the aforementioned accounts, the graph below shows the evolution of EBITDA for the current projection.


EBITDA and EBITDA Margin (in millions of BRL)
8,000
7,000
6,000
5,000
4,000
3,000
2,000
1,000
0
70%
60%
50%
40%
30%
20%
10%
0%
2021
2022
2023
2024
2025
2026
2027
2028
2029
EBITDA
EBITDA Margin

Chart 27. Source: Oi.

Oi forecasts an increase in EBITDA margin of 33 p.p. between 2021 and 2025, period of roll-out and development of the deployment strategy, guided by the acceleration of fiber connections and the

evolution of wholesale services. As of 2025, the margin increased by 5 p.p. until 2029, explained by gains in operational efficiency in costs and expenses and economies of scale, according to the Company.

6.5.2 Consolidated Income Statement

Below is the Consolidated Income Statement projected for SPE InfraCo.

Consolidated Income Statement – SPE InfraCo (in millions of BRL)

	2021	2022	2023	2024	2025	2026	2027	2028	2029
Net Revenue	4,007	5,315	6,783	8,152	9,187	9,836	10,303	10,621	10,875
Costs and Expenses	(2,937)	(3,142)	(3,362)	(3,605)	(3,738)	(3,809)	(3,854)	(3,881)	(3,905)
Revenue and Network Expenses Related	(1,960)	(2,144)	(2,298)	(2,452)	(2,552)	(2,449)	(2,465)	(2,477)	(2,484)
SG&A Expenses	(976)	(997)	(1,064)	(1,153)	(1,186)	(1,360)	(1,389)	(1,405)	(1,421)
EBITDA	1,070	2,173	3,421	4,547	5,449	6,026	6,449	6,740	6,970
EBITDA Margin	*26.70%*	*40.89%*	*50.44%*	*55.77%*	*59.31%*	*61.27%*	*62.59%*	*63.46%*	*64.09%*
Depreciation and Amortization	(975)	(1,354)	(1,741)	(2,142)	(2,420)	(2,568)	(2,699)	(2,824)	(2,945)
EBIT	95	819	1,680	2,405	3,030	3,459	3,750	3,916	4,025
Financial Income (Expenses)	(356)	(650)	(928)	(1,154)	(1,270)	(1,264)	(1,226)	(1,179)	(1,125)
EBT	(261)	168	753	1,251	1,760	2,195	2,524	2,737	2,900
Income Tax and Social Contribution	-	(57)	(234)	(391)	(519)	(635)	(737)	(819)	(892)
Net Profit	(261)	111	519	859	1,241	1,560	1,786	1,919	2,008

Table 10.

6.5.3 Cash Flow

The cash flow projections for SPE InfraCo are shown below.

Cash Flow – SPE InfraCo (in millions of BRL)

	2021	2022	2023	2024	2025	2026	2027	2028	2029
(=) EBITDA	1,070	2,173	3,421	4,547	5,449	6,026	6,449	6,740	6,970
(-) Income Tax and Social Contribution	-	(40)	(163)	(390)	(519)	(635)	(737)	(819)	(892)
(+/-) Changes in Working Capital	318	(227)	(178)	(214)	(564)	(129)	(103)	(44)	(58)
(=) Cash Flow from Operating Activities	1,388	1,906	3,080	3,943	4,366	5,263	5,609	5,877	6,020
(-) Capex	(4,619)	(4,459)	(4,765)	(4,738)	(2,303)	(2,148)	(1,974)	(1,999)	(1,915)
(=) Cash Flow from Investing Activities	(4,619)	(4,459)	(4,765)	(4,738)	(2,303)	(2,148)	(1,974)	(1,999)	(1,915)
(+/-) Structured Debts	3,233	2,762	2,629	2,240	(1,445)	(1,445)	(1,445)	(1,445)	(1,445)
(+/-) Other Financing Needs	3,780	441	89	268	1,567	1,005	847	798	699
(+/-) Financial Incomes (Expenses)	(356)	(650)	(928)	(1,154)	(1,270)	(1,264)	(1,226)	(1,179)	(1,125)
(+/-) Dividends and Income on Equity	(2,426)	-	(106)	(559)	(915)	(1,411)	(1,811)	(2,052)	(2,234)
(=) Cash Flow from Financing Activities	4,231	2,553	1,686	795	(2,063)	(3,115)	(3,635)	(3,879)	(4,105)
(=) Cash Flow	1,000	-	-	-	-	-	-	-	-
Cash Balance	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000

Table 11.

According to Oi's assumptions, it is estimated that approximately BRL 18.6 billion in capital expenditure will be made between 2021 and 2024, according to the Company's studies on investments prioritization in the fiber optics market. As of 2025, projected capital expenditure averages BRL 2.0 billion per year.

New Funds: According to the Company's assumptions, as an alternative to financing its capital expenditures to fulfill SPE InfraCo's investment plan, Oi forecasts structured operations to finance 70% of the capital expenditures at a rate equal to IPCA + 5% p.a. The "Other Financing Needs" line includes the funding required to maintain a minimum cash balance of BRL 1 billion, at an interest rate equal to CDI + 3% p.a.

7. Report Conclusion

This Report was prepared by EY solely as a subsidy to the Debtors' Amendment to the PRJ and is subject to the premises and assumptions expressed in it. It is noteworthy that all the assumptions used for the preparation of this Report and expressed herein, including accounting practices to be adopted, tax planning resulting from the tax treatment given to the underlying transactions of the Amendment to the PRJ, regulatory understandings and legal interpretations, were provided by Oi Group, so that any omission from the Company that represents a key factor on the Amendment to the PRJ may affect the results of this work.

This Report aims to assess the economic and financial feasibility of the Debtors in the context of the Debtors' Amendment to the PRJ, observing the principles of the Brazilian Bankruptcy Law. It is noteworthy that the studies do not include the feasibility analysis of the Debtors from the perspective of corporate by-laws, tax and legal aspects.

It is also important to highlight that the study for the preparation of this Report was based on the analysis of the projected results for Oi Group, containing estimates. However, such estimates involve risks and uncertainties as to their realization, with respect to external factors outside the control of Oi Group.

The measures proposed in the Amendment to the PRJ represent a structural change in the Oi Group's strategic planning and consider:

1. The disposal of the UPI Movable Assets, whose operation is very relevant in the current composition of Oi Group's revenues;
2. The growth of the fiber optics market in Brazil, especially fiber broadband, which is forecasted to account for more than 55% of Oi Group's Net Revenue in 2025, according to Oi Group, compared to 1.4% of the group's Net Revenue in 2019;
3. Investments in SPE InfraCo, an early-stage company, for the expansion of optical fiber, whose controlling stake will be divested, pursuant to the Amendment to the PRJ, and which becomes a fundamental element for the success of the Debtors' Strategic Plan and consequently for the creditors payment plan. The lack of direct comparable companies for SPE InfraCo in the Brazilian market may result in operating results different from those projected by Oi;
4. Additional cash needs, in addition to the resources forecasted in the Amendment to the PRJ, over the projected period. It is worth noting that, with the disposal of UPI Movable and the consequent reduction in revenue and operating margin, Oi Group forecasts an increase in its level of leverage in the short term.

Thus, the feasibility of the Amendment to the PRJ, from an economic and financial perspective, is based on the materialization of the premises, assumptions and disclaimers expressed therein, and provided that the disposals of the UPIs are carried out (with emphasis on the disposal of the UPI Movable Assets and partial disposal of UPI InfraCo) at the minimum prices and conditions described in the Amendment to the PRJ. In addition, the success of the business plan developed by Oi Group and described in this Report also depends on obtaining Additional Financing, New Funds, Other Financing Needs and other fundraising activities described in this Report and in the Amendment to the PRJ.

The Report considered the economic and financial conditions and the projections contained in the Debtors' Amendment to the PRJ. Thus, the effective occurrence and accomplishment of these conditions and projections is an indispensable condition for achieving a feasible scenario for the continuity of operations, according to the comments outlined throughout this Report. The failure to

materialize any of the assumptions adopted here, as well as changes in the economic scenario presented herein, will turn the analysis subject to review and, possibly, to modification in relation of its feasibility status.

The original Report in Portuguese was signed by:

Ernst & Young Assessoria Empresarial Ltda.

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